CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 13, 1999, relating to the financial statements and financial highlights which appear in the August 31, 1999 Annual Reports of the Heritage Cash Trust - Money Market Fund and Municipal Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tampa, Florida
December 22, 1999